Exhibit 99.1

Crescent Energy Announces Accretive Eagle Ford Bolt-On; Acquires Operated

Interest in Existing Non-Operated Assets

Executing on Opportunistic Growth Through Consistent Acquire and Exploit Strategy

Houston, May 2, 2023 – Crescent Energy Company (NYSE: CRGY) (“Crescent” or the “Company”) today announced that it has entered into a definitive purchase agreement to acquire operatorship and incremental working interest in its existing Western Eagle Ford assets from Mesquite Energy, Inc. for total consideration of $600 million in cash, subject to customary purchase price adjustments. The accretive acquisition is consistent with Crescent’s strategy of acquiring high-value, cash flowing assets while maintaining financial strength. The transaction is expected to close early in the third quarter of 2023, subject to customary closing conditions. Additional details have been posted on Crescent’s website at ir.crescentenergyco.com. A conference call to discuss the transaction, as well as the Company’s first quarter financial and operating results, is planned for 10 a.m. CT on May 11, 2023. Participation details are included within this release.

HIGHLIGHTS

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Attractive purchase price and immediately accretive to financial metrics – Crescent is acquiring more than $700 million of proved developed producing PV-10(1) value and expects the transaction to be immediately accretive to key per share metrics, including operating cash flow, free cash flow and net asset value

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Enhances Eagle Ford scale and operational control – Acquisition of operatorship and incremental working interest in existing non-operated assets significantly enhances Crescent’s scale in the Eagle Ford. Expanded operational control provides opportunity for meaningful improvement in capital efficiencies, asset performance and basin-wide synergies. Pro forma for the transaction, Crescent will increase its legacy ~15% non-operated interest to a ~50% operated working interest in the acquired assets and operate approximately 90% of its Eagle Ford position

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Low decline production with substantial cash flow and reserves – Acquisition grows Crescent’s large base of predictable cash flow with current production of approximately 20 Mboe/d (70% liquids) and a 12-month decline rate of 17%

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Large, proven inventory with significant resource upside – Significant increase in high-value locations nearly doubles Crescent’s operated Eagle Ford locations with substantial potential upside from the Austin Chalk and Upper Eagle Ford

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Maintains strong balance sheet and Investment Grade credit metrics – Crescent’s leverage ratio at closing is expected to remain relatively unchanged and below its publicly stated maximum leverage target of 1.5x(2)

Crescent CEO David Rockecharlie said, “This acquisition cements our position as a leading consolidator in the Eagle Ford and is consistent with the low-risk, acquire and exploit strategy that we’ve employed for the past decade. We know these assets well as an active non-operated owner for the last six years and see meaningful upside potential through increased scale and operatorship. As operator, we look forward to engaging with all stakeholders to improve performance and maximize value across this high-quality asset base.”

Additional Transaction Details

The asset is 100% operated with approximately 75,000 contiguous net acres, primarily located in Dimmit and Webb counties, Texas. The transaction is expected to close early in the third quarter of 2023, subject to customary closing conditions, with an effective date of March 1, 2023. In conjunction with the signing of the transaction, the Company entered into additional hedges in-line with its risk-management strategy. The Company expects to update its 2023 outlook incorporating the acquisition upon closing.

(1)

Internal estimate based on $70 per Bbl NYMEX WTI and $3.50 per MMBtu Henry Hub and 3/1/23 effective date. PV-10 is a non-GAAP financial measure. Please see “Non-GAAP Measures” for further discussion of such measures.

(2)	Crescent defines leverage as the ratio of consolidated net debt to consolidated Adjusted EBITDAX (non-GAAP) as defined and calculated under its Revolving Credit Facility.

Conference Call Information

Time: 10 a.m. CT (11 a.m. ET)

Date: Thursday, May 11, 2023

Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)

Webcast Link: https://ir.crescentenergyco.com/events-presentations/

Advisors

Kirkland & Ellis LLP is serving as Crescent’s legal counsel. Jefferies LLC is serving as financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal counsel to Mesquite.

About Crescent Energy

Crescent is a well-capitalized, U.S. independent energy company with a portfolio of low-decline assets in proven regions across the lower 48 states that generate substantial cash flow supported by a predictable base of production. Crescent’s core leadership team is a group of experienced investment, financial and industry professionals who continue to execute on the strategy management has employed since 2011. The Company’s mission is to invest in energy assets and deliver better returns through strong operations and stewardship. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the proposed transaction. The words and phrases “should”, “could”, “may”, “will”, “believe”, “think”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “target”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the ability of the parties to consummate the transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the transaction, including the ability to secure required consents and regulatory approvals in a timely manner or at all; the possibility of litigation (including related to the transaction itself), weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its forward-looking statements based on new information, future events or otherwise.

Non-GAAP Measures

Present value (discounted at PV-10) is not a financial measure calculated in accordance with GAAP because it does not include the effects of income taxes on future net revenues. PV-10 does not represent an estimate of the fair market value of Crescent’s oil and natural gas properties. Crescent believes that the presentation of PV-10 is relevant and useful to its investors because it presents future net cash flows attributable to its reserves prior to taking into account future income taxes and its current tax structure. Crescent and others in its industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. Investors should be cautioned that PV-10 does not represent an estimate of the fair market value of Crescent’s or the asset’s proved reserves.

Due to the forward-looking nature of the non-GAAP measure presented in this release, no reconciliation of the non-GAAP measure to its most directly comparable GAAP measure is available without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various reconciling items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. Accordingly, such reconciliation is excluded from this release. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Company Contact

For additional information, please reach out to IR@crescentenergyco.com.

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